EXHIBIT 2.3

SECOND AMENDMENT TO
ASSET PURCHASE AGREEMENT

This SECOND AMENDMENT ("Amendment") to the Asset Purchase Agreement (as amended by a First Amendment dated as of April 14, 2014, collectively, the "Purchase Agreement") made and entered into effective as of March 17, 2014 by and between VERTEX ENERGY, INC., a Nevada corporation ("Vertex"), VERTEX REFINING LA, LLC, a Louisiana limited liability company and an indirectly owned subsidiary of Vertex ("Louisiana Buyer"), VERTEX REFINING NV, LLC, a Nevada limited liability company and an indirectly owned subsidiary of Vertex ("Bango Buyer;" and along with Louisiana Buyer, individually a "Buyer" and collectively, the "Buyers"), OMEGA REFINING, LLC, a Delaware limited liability company ("Omega"), BANGO REFINING NV, LLC, a Delaware limited liability company ("Bango Refining;" and along with Omega, each a "Seller" and collectively, the "Sellers"), and OMEGA HOLDINGS COMPANY LLC, a Delaware limited liability company (the "Equity Owner"), is entered into effective as of April 30, 2014 by each of the foregoing parties to the Purchase Agreement. Capitalized terms not otherwise defined in this Second Amendment will have the meanings given to them in the Purchase Agreement.

In consideration of the mutual promises set forth in the Purchase Agreement and below, the undersigned agree to amend the provisions of the Purchase Agreement as follows:

1.           Effective Time.  Section 10.01(b) of the Purchase Agreement is hereby amended to read in its entirety as follows:

"by either Vertex and Buyers, on the one hand, or Sellers and the Equity Owner, on the other hand, if the Initial Closing shall have not been consummated by May 2, 2014, or such other date as the Parties shall agree upon in writing; provided, however, that Buyers and Vertex may not terminate this Agreement pursuant to this Section 10.01(b) if Buyers or Vertex are in material breach of this Agreement and such breach is intentional and the principal cause for the failure of the Initial Closing to not have occurred by such date, and Sellers and the Equity Owner may not terminate this Agreement pursuant to this Section 10.01(b) if any of Sellers and the Equity Owner is in material breach of this Agreement and such breach is intentional and the principal cause for the failure of the Initial Closing to not have occurred by such date;"

2.           No Other Changes.  All other terms, conditions, covenants, obligations and agreements in the Purchase Agreement shall remain in full force and effect and without any change due to this First Amendment. Except as specifically set forth herein, the Purchase Agreement shall remain in full force and effect in accordance with its terms.  To the extent this First Amendment is inconsistent with the Purchase Agreement, this First Amendment shall govern and control.

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IN WITNESS WHEREOF, the Parties hereto have caused this Second Amendment to the Asset Purchase Agreement to be executed effective as of the day, month and year first above written.

SELLERS: OMEGA REFINING, LLC By: /s/ Richard A. Silverberg Richard A. Silverberg, Manager BANGO REFINING NV, LLC By: /s/ James P. Gregory James P. Gregory, Manager	EQUITY OWNER: OMEGA HOLDINGS COMPANY LLC By: /s/ Richard A. Silverberg Richard A. Silverberg, Manager
BUYERS:

VERTEX REFINING LA, LLC

By: /s/ Benjamin P. Cowart
       Benjamin P. Cowart, President and
Chief Executive Officer

VERTEX:

VERTEX ENERGY, INC.

By: /s/ Benjamin P. Cowart
       Benjamin P. Cowart, President and
Chief Executive Officer

VERTEX REFINING NV, LLC By: /s/ Benjamin P. Cowart Benjamin P. Cowart, President and Chief Executive Officer

[Signature Page to Second Amendment to Asset Purchase Agreement]